Exhibit 99.1
China Direct Industries Provides Update for its Magnesium Segment Sales
New Purchase Contracts Valued at $11.0 Million Received in December

DEERFIELD BEACH, Fla. , Dec. 28, 2011 -- China Direct Industries, Inc. ("China Direct Industries") (NASDAQ:CDII), a U.S. based company that produces, sources, and distributes industrial commodities in China and the Americas and provides cross border corporate advisory services announced today that its magnesium segment operations received five new purchase contracts from existing customers, including major Fortune 500 companies, valued at approximately $11.0 million in December of 2011 for delivery over the next six months.

Commenting on the contracts, Dr. James Wang , Chairman and CEO of China Direct Industries, Inc., stated "We are pleased to see an increase in orders and quoting activity as we head into calendar 2012.  We believe that our magnesium segment will strengthen further throughout the coming year as economic conditions which weakened short term demand begin to abate."
About China Direct Industries, Inc.

China Direct Industries, Inc. (NASDAQ: CDII), is a U.S. based company that produces, sources, and distributes industrial commodities in China and the Americas and provides business and financial consulting services.  Headquartered in Deerfield Beach, Florida with corporate offices in Shanghai, China Direct Industries' unique infrastructure provides a platform to expand business opportunities globally while effectively and efficiently accessing the U.S. capital markets. For more information about China Direct Industries, please visit http://www.cdii.net.

DISCLOSURE NOTICE:

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, China Direct Industries, Inc., is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans," "believes" and "projects") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our expectations concerning demand for our magnesium products and economic conditions.

We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings, including our Report on Form 10-K for the fiscal year ended September 30, 2011 .

Contact Information:

China Direct Industries, Inc.
Richard Galterio or Lillian Wong
Investor Relations
Phone: 1-877- China -57
Email: richard.galterio@cdii.net
      lillian.wong@cdii.net